GROUPON, INC. SEVERANCE BENEFIT AGREEMENT

This SEVERANCE BENEFIT AGREEMENT (the “Agreement”) is entered into on the 8th day of May, 2024 (the “Effective Date”) between Groupon, Inc. (the “Company”), a Delaware corporation, and Dusan Senkypl (the “Executive”).
WHEREAS, the Executive will continue to serve as a key employee of the Company and the Executive’s continued services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries; and
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:
1.Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:
a.“Average Stock Price” means, except as otherwise provided in an award agreement, the average stock price of a Stock Price Hurdle PSU, determined by calculating the 90 consecutive calendar day volume-weighted average stock price of one share of the Company’s common stock.
b.“Board” means the Board of Directors of the Company.
c.“Cause” means:
i.the Executive’s material failure to perform his or her reasonably assigned duties as an employee (other than a failure resulting from the Executive’s disability) after written notice of such failure from the Company or any of its subsidiaries including Groupon Management, LLC (hereinafter referred to collectively as “Groupon”) describing the failure to perform such duties and a reasonable time to cure of at least thirty (30) days;
ii.the Executive’s engaging in any intentional act of fraud, theft, dishonesty, or falsification with respect to Groupon;
iii.the Executive’s conviction (including a plea of guilty or nolo contendere) of (a) a felony, (b) a crime of moral turpitude, or (c) a criminal act that prevents the Executive from performing his or her duties with Groupon;
iv.the Executive engaging in gross misconduct or willfully violating Groupon’s Code of Business Conduct or other material written policies of Groupon, including without limitation policies relating to anti-harassment and hostile work environment, insider trading, conflicts of interest, or the treatment of confidential information where such conduct or violation is not cured, if able to be cured within Groupon’s discretion, within ten (10) days of written notice thereof by Groupon; or
v.the Executive’s violation of any federal or state law or regulation applicable to the business of Groupon.
Termination by Groupon shall not be treated as for “Cause” unless Groupon terminates the Executive’s employment within ninety (90) days following Groupon becoming aware of the occurrence of the above conditions.
d.“Change in Control” means the occurrence of either of the following events:
i.an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain in substantially the same proportions immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Board members or, in the case of an Ownership Change Event described in clause (iii) of the definition of Ownership Change Event, the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
ii.approval by the stockholders of a plan of complete liquidation or dissolution of the Company;provided, however, that a Change in Control shall be deemed not to include: (i) if Pale Fire Capital SE (“Pale Fire”) together with its affiliated entities and individuals, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Board members, unless as a result of a transaction approved by the Board, including by a majority of members of the Board unaffiliated with Pale Fire; and/or (ii) a transaction in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors. Indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
e.“Change in Control Termination” means a Termination without Cause that occurs on the date of the Change in Control, or in the six (6) months prior to, or twelve (12) months following, the date on which a Change in Control occurs.
f.“Code” means the Internal Revenue Code of 1986, as amended.

g.“Committee” means the Compensation Committee of the Board.
h.“Company” means Groupon, Inc., a Delaware corporation.
i.“Covered Equity-Based Award” means a Stock Option, restricted stock unit, performance share unit, or other equity-based award granted under the Incentive Plan; provided, however, that “Covered Equity-Based Award” will not include any awards made under award agreements that expressly state that they are not subject to this Agreement.
j.“Eligible Termination” means the Executive’s “separation from service” (within the meaning of Section 409A) with Groupon that is (i) an involuntary termination of employment by Groupon without Cause (“Termination without Cause”), or (ii) a resignation for Good Reason. An Eligible Termination does not include a termination of employment (a) by Groupon for Cause, (b) by the Executive other than for Good Reason, (c) as a result of the Executive’s death, (d) by Groupon due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness (“Termination due to Incapacity”); or (e) Executive’s fixed term Employment Contract end (regardless of whether the fixed term contract is extended). An Eligible Termination also does not include a termination of employment occurring upon a sale of all or part of the business in which the Executive is employed, a merger or other combination, spin-off, reorganization or liquidation, dissolution or other winding up or other similar transaction involving Groupon, in any such case where an offer of comparable employment is made to the Executive by the purchaser, acquirer or successor or surviving entity (including a third-party vendor) concurrently with his or her termination.
k.“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events:
i.a material adverse change in the nature or scope of the Executive’s authority, powers, functions, duties, responsibilities, or reporting relationship, provided that it shall not be a material adverse change in Executive’s reporting relationship if the Executive directly reports to the board of directors of the Company or its successor (including Groupon’s or its successor’s ultimate parent company, if any);

ii.a material reduction by Groupon in the Executive’s rate of annual base salary;
iii.the failure of Groupon to continue any material compensation plan in which the Executive is participating, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable compensation-related benefits, or the taking of any action by Groupon which would adversely affect the Executive’s participation in or materially reduce the Executive’s compensation-related benefits under any such plan;

iv.a change in the Executive’s primary employment location to a location that is more than 50 miles from the primary location of the Executive’s employment immediately before such change. (For the avoidance of doubt, it will not be deemed a change if the office location moves and Executive is not required to report to the new location on a full-time basis and is able to work remotely from a home office or agreed upon location within 50 miles of the current office location); or
v.the failure of Groupon to obtain from any successor or transferee of Groupon an express written and unconditional assumption of Groupon’s obligations under this Agreement, as further described in Section 5.C(ii) of this Agreement.
The Executive’s employment may be terminated by the Executive for Good Reason only if (a) an event or circumstance set forth in this Section shall have occurred and the Executive provides the Company with written notice thereof within ninety (90) days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (b) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (c) the Executive resigns within sixty (60) days following the expiration of the cure period referenced in the preceding clause (b).
l.“Incentive Plan” means the Groupon, Inc. 2011 Incentive Plan, as amended from time to time.
m.“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
n.“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Board members; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries).
o.“Section 409A” means Section 409A of the Code and the regulations thereunder.
p.“Stock Option” means a stock option granted under the Incentive Plan.
q.“Stock Price Hurdle PSUs” means Covered Equity-Based Awards that are performance based awards under which each PSU shall only vest if both certain stock price hurdles and certain 1-year service periods applicable to the PSU are met within a performance period. A stock price hurdle is deemed achieved on the date the Committee certifies that the Company’s Average Stock Price equals or exceeds a hurdle during an award’s performance period. The service condition is deemed achieved as provided in the Executive’s award agreement.
r.“Termination Date” means the date on which an Executive experiences an Eligible Termination.
s.“Time-Based Awards” means Covered Equity-Based Awards whose vesting is based solely on continued service over time (e.g., restricted stock units).
2.Severance Benefits.
a.Eligibility. The provisions of this Section 2 apply only if (i) the Executive experiences an Eligible Termination, (ii) the Executive executes and remains in compliance with Executive’s Employment Contract and Executive’s Confidentiality, Intellectual Property, and Restrictive Covenants Agreement that includes Non-Compete, Non-solicitation and No-Hire clauses, and (iii) the Executive executes a standard mutual separation agreement containing, among other provisions, a release of claims within the time period required under such standard mutual separation agreement following the Termination Date.
b.Basic Cash Severance Payment. Upon an Eligible Termination, the Company shall pay the Executive in a lump sum on the 60th day after the Termination Date (the “Payment Date”) an amount equal to three (3) months of the Executive’s annual base salary from the Company and its subsidiaries to the extent not theretofore paid. The Executive agrees that the amount of the Basic Cash Severance Payment includes the statutory severance payment that may be owed to the Executive as an employee employed under Czech law in line with Section 67(1) of Act. No. 262/2006 Coll., the Czech Labor Code and no additional statutory severance would be owed to Executive. In the event of a Change in Control Termination, the Company shall pay the Executive, in addition to the payment provided for in the preceding sentence, in a lump sum on the Payment Date, or, if later, on the 20th day after the date on which a Change in Control occurs, an amount equal to the Executive’s target annual cash incentive award for the year of such Change in Control Termination (to the extent not theretofore paid) multiplied by a fraction, the numerator of which is the number of days of Executive’s employment during the calendar year of such Change in Control Termination, and the denominator of which is the number of days in the calendar year in which the Change in Control Termination occurs.
c.Equity Award Vesting Acceleration.
i.Upon an Eligible Termination that is not a Change in Control Termination, the vesting and exercisability of the Executive’s Covered Equity-Based Awards shall be accelerated to the extent provided in Exhibit 1.

ii.Upon a Termination due to Incapacity, the Committee shall have the discretion to provide that Executive’s outstanding Stock Price Hurdle PSUs shall vest as if 100% of both the service conditions and stock price hurdle conditions have been met.
iii.Upon a Change in Control Termination, the vesting and exercisability of the Executive’s Covered Equity-Based Awards shall be accelerated to the extent provided in Exhibit 2.
3.Additional Change in Control Provisions.
a.Obligations of the Executive. Notwithstanding anything to the contrary, included in any other employment contract entered into between the Executive and Groupon, the Executive agrees that in the event any person or group attempts a Change in Control, the Executive shall not voluntarily leave the employ of Groupon without Good Reason (i) until such attempted Change in Control terminates or (ii) if a Change in Control shall occur, until ninety (90) days following such Change in Control.
b.Section 4999 Excise Tax.
i.Anything in this Agreement to the contrary notwithstanding, in the event it is determined that (a) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its subsidiaries) or any entity that effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (b) the reduction of the amounts payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap.  The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (1) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and of other equity awards, provided that such the value of such acceleration is not permitted to be determined under Treasury Regulation Section 1.280G-1, Q/A-24(c); (2) the payment under Sections 2.B and 2.C; (3) any equity awards accelerated pursuant to Section 2.D or otherwise valued at full value, provided that the value of such acceleration is not permitted to be determined under Treasury Regulation Section 1.280G-1, Q/A-24(c); (4) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and other equity awards, provided that the value of such acceleration is permitted to be determined under Treasury Regulation Section 1.280G-1, Q/A-24(c); and (5) the acceleration of vesting of all other stock options and equity awards on a basis resulting in the highest amount retained by the Executive.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
ii.All determinations required to be made under this Section 3.B shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (a) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (b) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (c) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in Payments, the Accounting Firm shall provide a written opinion to the Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in Section 5.C below).
iii.If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive by the Company which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section.  In the event that it is determined (a) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (b) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.  The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.  Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 3.B(i) and the present value of any Payment is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation Section 1.280G-1 Q/A 33 that reduces the value of the Payment, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 5.A, subject to the Safe Harbor Cap.
iv.A payment or reimbursement of expenses described in this Section 3 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.
4.Section 409A.
a.In General. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A to the extent applicable thereto.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer this Agreement so that it will comply with the requirements of Section 409A, the Company does not represent or warrant that this Agreement will comply with Section 409A or any other provision of federal, state, local or non-United States law.

b.Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, or pursuant to the terms of any other employment agreement or compensation arrangement entered into between the Executive and the Company or any of its subsidiaries, may not be accelerated hereunder, or under any such other employment agreement or other compensation arrangement, except as permitted under Section 409A.
c.Delay Period. In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive hereunder cannot be characterized as a “short-term deferral” for purposes of Section 409A and is not otherwise exempt from the provisions of Section 409A, and the Executive is determined to be a “specified employee” under Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six (6) months after the Executive’s termination of employment with Groupon (the “Delay Period”). Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 4.C shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be payable in accordance with their original payment schedule.
5.Miscellaneous.
a.Withholding Taxes.  The Company may withhold from all payments due to the Executive hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
b.Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with Groupon.
c.Successors; Binding Agreement.
i.This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
ii.The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 5.C(i), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive, all of the obligations of the Company hereunder.
iii.This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
d.Notices.
i.For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (a) if to the Executive, to the last known residential address on file for the Executive with the Company, and if to the Company, attention General Counsel, with a copy to the Secretary, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
ii.A written notice of the Executive’s Termination Date by the Company or the Executive, as the case may be, to the other, shall (a) indicate the specific termination provision in this Agreement relied upon, (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) specify the Termination Date (which date shall be not less than fifteen (15) days after the giving of such notice).  The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
e.Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.
f.Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.
g.Entire Agreement.  Except to the extent expressly provided herein, this Agreement constitutes the entire understanding between the parties with respect to the Executive’s severance pay and benefits in the event of a termination of the Executive’s employment with Groupon and supersedes any other agreement, whether written or unwritten, with respect thereto.

6.Full Settlement; Resolution of Disputes; Clawback Policy.
a.If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive under Section 2, the Company shall pay all amounts, and provide all benefits, to the Executive that the Company would be required to pay or provide pursuant to Section 2 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 6.B except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
b.Except for a contest or dispute regarding the application of the Company’s compensation recovery policy described in Section 6.C below, if any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of twelve (12) months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6.C.  Payment or reimbursement of expenses described in this Section 6.C shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall the right to payment or reimbursement be subject to liquidation or exchange for another benefit.
c.Notwithstanding anything in this Section 6 or elsewhere in this Agreement, Executive consents and acknowledges the application of the Company’s compensation recovery policy as in effect from time to time, and agrees, to the extent applicable, that compensation payable under this Agreement (including with respect to equity awards, any proceeds, gains or other economic benefit Participant actually or constructively receives upon receipt of such awards, the receipt or resale of any shares of common stock thereunder or any other amounts or benefits as required by applicable US law) may be subject to clawback or recovery thereunder. Further, the Company will not be required to reimburse Executive for any legal fees or expenses incurred by Executive that relate to disputing a recovery under such policy.

7.Agreement Modification, Waiver, or Termination.
a.Subject to Section 7.B, no provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
b.The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 5.D; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided, further, that in no event shall this Agreement be terminated during the 12-month period commencing on the date of a Change in Control.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the Effective Date.
Groupon, Inc.
/s/ Meagan LeGear
Meagan LeGear
VP, Deputy General Counsel

Executive
/s/ Dusan Senkypl
Dusan Senkypl
[Signature Page to Severance Benefit Agreement]

EXHIBIT 1
Vesting Acceleration Upon an Eligible Termination (Non-Change in Control Termination)
The effect on the Executive’s Covered Equity-Based Awards of an Eligible Termination that is not a Change in Control Termination is as follows (subject to the terms of the Agreement, including but not limited to Section 2.A thereof):
1.
    (a)     Time-Based Awards. Immediately upon the Executive’s Termination Date, the portion of the Executive’s unvested Time-Based Awards that is scheduled to vest during the twelve (12) month period beginning on the Termination Date shall immediately vest and, for such Time-Based Awards other than Stock Options, be paid on the Payment Date.
    (b)     Stock Price Hurdle PSUs. With respect to any outstanding Stock Price Hurdle PSUs, if an Executive incurs an Eligible Termination (other than a Termination due to Incapacity or a resignation for Good Reason as described in Section 1(K)(i)) after the date both the first 1-year service period and the lowest stock price hurdle condition have been achieved, but prior to the last day of the award’s performance period, then upon the Executive’s Termination Date, the Executive’s Stock Price Hurdle PSUs shall vest based on the number of PSUs for which both the stock price hurdle and service condition are deemed achieved as of such date. With respect to the service condition, Executive will be deemed to have achieved the 1-year service condition in which the Termination Date falls, with the number of PSUs achieving such condition prorated based on the number of days Executive provided service between the start date of the 1-year service period and the Executive’s Termination Date. With respect to the stock price hurdle condition, the number of PSUs achieving the condition as of the Termination Date shall include (i) all PSUs having achieved the condition and received Committee certification thereof as of the Termination Date (but which have not vested solely because they have not yet met the service condition) and (ii) to the extent that the Average Stock Price on the Termination Date exceeds one stock price hurdle but is below the next highest stock price hurdle, a proportionate number of PSUs that would have been deemed achieved upon the next highest stock price hurdle shall be deemed achieved as of the Termination Date, based on linear interpolation of the Termination Date’s Average Stock Price between the two stock price hurdles, subject to certification by the Committee. Notwithstanding the foregoing, if as of the Executive’s Eligible Termination the Company’s material weakness in its control over financial reporting identified as of December 31, 2022 has not been remediated, then the Committee, in its sole discretion, shall have the right to reduce the number of Stock Price Hurdle PSUs vesting on the Termination Date by 20%, and the shares of common stock of the PSU relating to such reduction that would have otherwise vested shall be forfeited. Any portion of the Stock Price Hurdle PSUs that do not vest as of the Termination Date, shall be forfeited on such date.
2.    Each of the Executive’s vested Stock Options shall remain exercisable following the Termination Date until the expiration of the term of the Stock Option (as set forth in the Stock Option agreement). The termination or forfeiture of the unvested portion of the Stock Options that would otherwise occur on the Termination Date will be delayed to the extent necessary to effectuate the terms of this Agreement in the event that a Change in Control occurs within six (6) months following the Termination Date. If a Change in Control does not occur within (6) months following the Termination Date, then the unvested portion of the Executive’s Stock Options that would otherwise have terminated or been forfeited on the Termination Date shall terminate or be forfeited on the six (6) month anniversary of the Termination Date.
3.    Notwithstanding anything to the contrary in this Exhibit 1, the timing of payment of any Covered Equity-Based Award that provides for the “deferral of compensation” (as such term is defined under Section 409A) may not be accelerated except as otherwise permitted under Section 409A.

EXHIBIT 2
Vesting Acceleration Upon a Change in Control Termination
The effect on the Executive’s Covered Equity-Based Awards of a Change in Control Termination are as follows (subject to the terms of the Agreement, including but not limited to Section 2.A thereof):
1.Except for Stock Price Hurdle PSUs, immediately upon the Executive’s Termination Date, or, if later, the Change in Control date, one-hundred percent (100%) of the Executive’s outstanding Time-Based Awards that are Covered Equity-Based Awards (or equity awards granted in substitution therefor by an acquirer of, or successor to, the Company) that are not otherwise vested shall become immediately vested, and, for such awards other than Stock Options, be paid on the Payment Date or, if later, on the 20th day after the date on which the Change in Control occurs; provided, however that the Change in Control was pursuant to a Transaction approved by a majority of the members of the Board who are unaffiliated with Pale Fire.

2.With respect to any outstanding Stock Price Hurdle PSUs, if an Executive incurs a Change in Control Termination after the date both the first 1-year service period and the lowest stock price hurdle condition have been achieved, but prior to the last day of the award’s performance period, then upon the Executive’s Termination Date, or, if later, that Change in Control date, the Executive’s Stock Price Hurdle PSUs shall vest based on the number of PSUs for which both the stock price hurdle and service condition are deemed achieved as of such date. With respect to the service condition, Executive will be deemed to have achieved all remaining 1-year service periods falling on or after the Termination Date. With respect to the stock price hurdle condition, the number of PSUs achieving the condition as of the Termination Date shall include (i) all PSUs having achieved the condition and received Committee certification thereof as of the Termination Date (but which had not vested solely because they had not yet met the service condition) and (ii) to the extent that the Average Stock Price on the Termination Date exceeds one stock price hurdle but is below the next highest stock price hurdle, a proportionate number of PSUs that would have been deemed achieved upon the next highest stock price hurdle shall be deemed achieved as of the Termination Date, based on linear interpolation of the Termination Date’s Average Stock Price between the two stock price hurdles, subject to certification by the Committee. Notwithstanding the foregoing, if as of the Executive’s Change in Control Termination the Company’s material weakness in its control over financial reporting identified as of December 31, 2022 has not been remediated, then the Committee, in its sole discretion, shall have the right to reduce the number of Stock Price Hurdle PSUs vesting on the Termination Date by 20%, and the shares of common stock of the PSU relating to such reduction that would have otherwise vested shall be forfeited. Any portion of the Stock Price Hurdle PSUs that do not vest as of the later of the Termination Date and the Change in Control date, shall be forfeited on such date.

3.In the event the Executive’s employment is terminated in a Change in Control Termination on a date that precedes the Change in Control date, any Covered Equity-Based Awards that were accelerated by application of Exhibit 1 shall count toward satisfying the accelerated vesting described in the preceding sections of this Exhibit 2.

4.Each of the Executive’s vested Stock Options shall remain exercisable following the Termination Date until the expiration of the term of the Stock Option (as set forth in the Stock Option agreement).

5.Notwithstanding anything to the contrary in this Exhibit 2, the timing of payment of any Covered Equity-Based Award that provides for the “deferral of compensation” (as such term is defined under Section 409A) may not be accelerated except as otherwise permitted under Section 409A.